Exhibit 10.7

DATED 20 December 2022

FIDELIS UNDERWRITING LIMITED

and

PINE WALK CAPITAL LIMITED

BINDER AGREEMENT

relating to

PROJECT COOPER

- i -

33.	Advertising and promotional material	17

34.	Separate bank accounts	17

35.	Licences and taxes	18

36.	Commission, fees and charges	19

37.	Indemnity insurance	19

38.	Business continuity	19

39.	Confidentiality	20

40.	Conflicts of interest	20

41.	Compliance with the law and financial crime	21

42.	Data protection	21

43.	Notices	24

44.	Limitation of Liability	26

45.	Termination	26

46.	Effect of termination or non-renewal	26

47.	Further assurances	27

48.	Variation and assignment	27

49.	Entire agreement	27

50.	Remedies	28

51.	Inconsistency	28

52.	Waiver	28

53.	Counterparts	28

54.	Enforceability clause	29

55.	Rights of third parties	29

56.	Jurisdiction and governing law	29

Schedule 1 Operation of this Agreement		32

Schedule 2 Authorised Individuals List		35

Schedule 3 First Annual Plan		36

Schedule 4 Exit Plan		46

Schedule 5 Business Continuity Plan		55

- ii -

THIS AGREEMENT is made on 20 December 2022

BETWEEN

(1)

FIDELIS UNDERWRITING LIMITED, a limited liability company incorporated in England and Wales (Companies House number 09753615), whose registered office is at 42nd Floor, 22 Bishopsgate, London, United Kingdom, EC2N 4BQ (“Underwriter”); and

(2)

PINE WALK CAPITAL LIMITED, a limited liability company incorporated in England and Wales (Companies House number 10846939), whose registered office is at 37-39 Lime Street, London, United Kingdom, EC3M 7AY (“Coverholder”).

INTRODUCTION

(A)	The board of directors of FIHL has determined that it is in the best interests of FIHL’s members as a whole to effect the Reorganisation.

(B)

In accordance with the Reorganisation, FIHL’s (re)insurance carriers (including the Underwriter) will continue to be authorised and regulated to conduct insurance business in each of the United Kingdom, the European Economic Area and Bermuda. MGU Holdco has established a MGU (including the Coverholder) in each of these jurisdictions, and each MGU has obtained authorisation from the applicable Regulatory Authority to underwrite business on behalf of the corresponding (re)insurance carrier pursuant to the terms of the Binder Agreements.

(C)

The Binder Agreements are subject to the terms of a Framework Agreement (the “Framework Agreement”) entered into between FIHL and MGU Holdco, which sets out an overarching framework for the operation of the Binder Agreements, and will enable them to coordinate how their respective subsidiaries will exercise their respective rights and obligations under the Binder Agreements.

(D)

The Underwriter is an insurer that is established in the United Kingdom and is authorised by the PRA and regulated by the PRA and the FCA. The Coverholder is a MGU that is established in the United Kingdom and is authorised and regulated by the FCA.

(E)

The Parties have agreed that the Underwriter shall delegate authority to the Coverholder in respect of various activities relating to its business, and that the Coverholder shall perform the Services for and on behalf of the Underwriter, pursuant to the term of this Binder Agreement (this “Agreement”) and the Framework Agreement.

AGREEMENT

1.	Definitions and interpretation

Definitions

1.1	Capitalised terms that are not defined in this Agreement shall have the meaning given to them in the Framework Agreement.

1.2	In this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“Agreement” has the meaning given to it in Recital (E);

“Authorised Individual” means any individual listed in Schedule 2 (Authorised Individuals List) or in the latest version of any Updated Authorised Individuals List in respect of their respective area of authority or responsibility;

“Bank” has the meaning given to it in Clause 34.1(c);

“Claim Limit” the sum of USD 10,000,000;

“Commencement Date” means 1 January 2023;

“Confidential Information” has the meaning given to it in Clause 39.1;

“Framework Agreement” has the meaning given to it in Recital (C);

“ICO” means the UK Information Commissioner’s Office;

“Insurance Distribution Directive” means the Insurance Distribution Directive, Directive (EU) 2016/97 of the European Parliament and of the European Council of 20 January 2016 (as transposed into UK legislation);

“Manufacturer” means a firm which manufactures contracts of insurance for sale to customers;

“Normal Business Hours” has the meaning given to it in Clause 43.3;

“Products” means the products that the Coverholder underwrites for and on behalf of the Underwriter under this Agreement;

“Regulatory Authority” means the FCA, the PRA, the ICO and any governmental, regulatory authority or other competent authority that regulates and / or supervises a Party from time to time in respect of its activities;

“Receiving Party” has the meaning given to it in Clause 39.1;

“Risk Transfer Basis” means that, where the Coverholder holds: (i) any premiums from Product holders that are due to be paid to the Underwriter, such premiums shall be treated as having been paid over to the Underwriter when they are received by the Coverholder; and (ii) any return premiums or claims payment, such sums shall only be treated as having been paid to the applicable Product holders or other beneficiaries under a Product when they are actually paid to such persons;

“UMCC” means the Fidelis Underwriting and Marketing Conference Call, which will be attended by representatives of the MGU Group, and in which all new underwriting risks and renewals that may be effected pursuant to the Binder Agreements are presented and discussed; and

“Updated Authorised Individuals List” has the meaning given to it in Clause 3.3.

Interpretation

1.3	References to the “Parties” are to the parties to this Agreement, and each is a “Party”.

1.4	Clauses 1.3 to 1.6 (inc.) of the Framework Agreement shall apply mutatis mutandis to the extent that they are applicable to this Agreement.

COVERHOLDER AUTHORITY

2.	Period

This Agreement shall commence on the Commencement Date and shall, unless otherwise terminated in accordance with Clause 45, remain in force in accordance with the ‘Term of each Binder Agreement’ provisions contained in clauses 2.2 to 2.6 (inc.) of the Framework Agreement, which shall be incorporated by reference into this Agreement.

3.	Authorised Individuals

3.1

Subject to Clause 3.2, the Coverholder shall ensure that only Authorised Individuals perform any acts in relation to this Agreement, and that each Authorised Individual shall only act within their respective area of authority or responsibility.

3.2

Each Authorised Individual may delegate all or part of the performance of their respective area of authority or responsibility to another employee within the Coverholder, provided that: (i) such employee is: (a) in the reasonable opinion of the delegating Authorised Individual, fit and proper to perform the role, and (b) appropriately monitored at all times by the delegating Authorised Individual; and (ii) the delegating Authorised Individual remains responsible at all times for their respective area of authority or responsibility.

3.3

The Coverholder shall procure that its Chief Executive Officer shall provide the Underwriter with an updated version of Schedule 2 (Authorised Individuals List), which has been signed by the Chief Executive Officer (the “Updated Authorised Individuals List”), as soon as practicable after it becomes apparent that any Authorised Individual has ceased, or shall cease, to undertake their respective duties, or any other details contained within Schedule 2 (Authorised Individuals List) have either temporarily or permanently changed. The Coverholder’s obligation under this Clause 3.3 shall also apply in respect of occurrences of leave, holiday or sickness, where such leave, holiday or sickness is likely to materially impair the Coverholder’s performance of its duties under this Agreement unless an alternative person is appointed to perform the relevant duties (in which case, such alternative person shall be listed as an Authorised Individual in the Updated Authorised Individuals List).

4.	Grant of authority

4.1	The Underwriter hereby authorises the Coverholder to perform the Services for and on behalf of the Underwriter in accordance with the terms of this Agreement.

4.2	The Coverholder may bind any Products and any amendments to them using an automated electronic online system, where the use of such system has been agreed in writing by the Underwriter.

4.3

The Coverholder shall comply with any direction, condition or requirement, including any valid direction to terminate given in accordance with the terms of this Agreement, given by the Underwriter or by any Regulatory Authority with jurisdiction over the Underwriter or the Coverholder.

4.4

The Coverholder shall only bind Products under this Agreement in accordance with the Product Guides, as set out in schedule 8 (Product Guides) of the Framework Agreement, as may be replaced by FIHL and MGU Holdco from time to time.

4.5	In respect of every Product bound under this Agreement, the Coverholder shall:

(a)	issue contract documentation, endorsements or such other documents evidencing cover as set out in more detail in this Agreement;

(b)	collect and process premiums and return premiums on the Underwriter’s behalf promptly or where applicable in accordance with such terms as agreed with the Underwriter; and

(c)	as set out in paragraph 1 of Schedule 1 (Operation of this Agreement), handle claims and/or settle claims in accordance with this Agreement.

4.6	It shall be the responsibility of the Coverholder to notify a prospective holder of, or a beneficiary under, a Product, or their agent, of any capacity in which it acts as agent for the Underwriter.

4.7

Nothing in this Agreement shall grant the Coverholder authority beyond that specifically granted by this Agreement nor shall the Coverholder act as or hold itself out as having authority on behalf of the Underwriter where such authority does not arise or no longer arises under this Agreement.

4.8	Nothing in this Agreement shall be construed as creating the relationship of employer and employee between the Underwriter and the Coverholder.

4.9

The Coverholder shall not take any step(s) or undertake any act(s) or omit to do anything in relation to the Services, including failing to act fairly to holders of, or beneficiaries under, a Product, which is likely to be detrimental to the reputation of the Underwriter.

AGENCY AND REVIEW PROVISIONS

5.	Joint Referral Forum

5.1

The Parties acknowledge and agree that their respective appointees to the Joint Referral Forum shall be as set out in paragraph 2 of Schedule 1 (Operation of this Agreement) and, if necessary, each Party shall replace any appointee as soon as reasonably practicable.

5.2	The Parties acknowledge and agree that the Joint Referral Forum can act on their behalf and, where applicable bind the Parties, in the following circumstances:

(a)	if the minimum term of this Agreement does not roll into a Subsequent Underwriting Year, in determining how the Parties will facilitate the transfer of renewals of the business that the Coverholder has underwritten away from the Underwriter to a third party capital provider in an orderly manner at the expiry of the remaining term and in line with Applicable Law pursuant to clause 2.5 of the Framework Agreement;

(b)

in respect of any discussions relating to certain courses of action that either Party should take in the event of a JRF Notification under clause 5.6 of the Framework Agreement, including being bound by the outcome of such discussions;

(c)

providing the Coverholder with approval in writing for and on behalf of the Underwriter to underwrite any business in excess of the Underwriting Parameters in any Underwriting Year pursuant to clause 9.6 of the Framework Agreement;

(d)

producing a written remediation plan that sets out how FIHL will, with reasonable assistance from the MGU Group (such assistance not extending to capital or other financial support): (1) mitigate the risk of, or reverse, the Ratings Downgrade or Negative Outlook; and (2) raise additional capital, or reallocate capital between LOBs and its insurance subsidiaries in the event of a Negative Outlook or a Ratings Downgrade; and

(e)	in accordance with the Mid-Year Change Procedure or a Dispute Resolution Procedure.

6.	FIHL and MGU Holdco

The Parties acknowledge and agree that FIHL and MGU Holdco may negotiate the terms of any Subsequent Annual Plan for and on their behalf under clause 9.3 of the Framework Agreement, save that such Subsequent Annual Plan shall only come into force if it is actually approved by the Parties at their sole discretion.

7.	Sub-delegation of authority

The Parties agree that the provisions of clause 20 (Sub-Delegation) of the Framework Agreement shall be incorporated by reference into this Agreement.

8.	Underwriting and Marketing Conference Call

8.1

The Coverholder shall, prior to entering into or renewing any potential underwriting risks or sub-contracting or sub-delegation arrangements with third party MGUs, present such proposed arrangements to the UMCC.

8.2	The Parties shall use reasonable endeavours to procure that the UMCC is at all times properly staffed by an appropriate range of suitably skilled and experienced senior executives.

8.3

If the Coverholder becomes aware at any point that the UMCC is not, or there is a reasonable prospect that the UMCC will not be, properly staffed by an appropriate range of suitably skilled and experienced senior executives from the MGU Group as described in Clause 8.2, it shall use reasonable efforts to ensure that the UMCC becomes properly staffed, and shall periodically inform the Underwriter of its progress.

ANNUAL PLAN AND MID-YEAR CHANGE PROCEDURE

9.	Group Annual Plan and Group Underwriting Strategy

The Parties shall, where required by either FIHL or MGU Holdco, participate in the formulation of the Group Underwriting Strategy and Group Annual Plan in respect of each Underwriting Year.

10.	Annual Plan

10.1	The Annual Plan in respect of the first Underwriting Year of this Agreement shall be as set out in Schedule 3 (First Annual Plan).

10.2

Save where Clause 6 applies, the Parties shall negotiate and agree the terms of any Subsequent Annual Plan pursuant to the provisions of clause 9 (Negotiation and Agreement of Subsequent Annual Plans) of the Framework Agreement, which shall be incorporated by reference into this Agreement.

10.3

The Underwriter may notify the Coverholder in writing of any material deterioration in the Technical Ratio for any LOB in relation to the detailed plan for ensuring that the performance of the LOB will fall within the Technical Ratio in the Subsequent Underwriting Year in accordance with clause 9.11 of the Framework Agreement, which shall be incorporated by reference into this Agreement.

11.	Mid-Year Change Procedure

The Parties shall follow the mid-year change procedures set out in clause 10 (Mid-Year Change Procedure) of the Framework Agreement in respect of any material or non-material change to the Annual Plan (including any Mid-Year Re-Allocation) that is intended to be made outside of the procedure set out in clause 9 (Negotiation and Agreement of Subsequent Annual Plans) of the Framework Agreement, and clause 10 (Mid-Year Change Procedure) of the Framework Agreement shall be incorporated by reference into this Agreement.

12.	Maintenance of Capital

12.1

The Underwriter shall prepare and provide to the Coverholder, as soon as reasonably practicable following the date upon which any Subsequent Annual Plan is agreed, Forecast Projections for both the corresponding Subsequent Underwriting Year and for the two following Subsequent Underwriting Years (on the basis that the Subsequent Annual Plan remains the same in such Subsequent Underwriting Years).

12.2

The Underwriter shall take all necessary steps to ensure that, at all times during the term of this Agreement, it maintains sufficient capital (including a sufficient capital buffer) to both meet its obligations under the Current Annual Plan, and to ensure that it adheres to all Rating Agency Requirements (where applicable, in accordance with the figures pertaining to the applicable Underwriting Year set out in the Forecast Projections). The Underwriter shall ensure that its adherence to the obligations contained in this Clause 12.2 shall take precedence over any dividend policy that it may have in place.

12.3	The Parties acknowledge that, as at the Commencement Date, FIHL has been placed on Negative Outlook by S&P as a result of the proposed Reorganisation. Accordingly,

the Parties Agree that Clauses 12.4 to 12.9 (inc.) shall not apply in relation to S&P for the duration of this current rating Negative Outlook, and shall only apply in relation to S&P to any further Negative Outlooks by S&P that may separately occur at any point during the term of this Agreement.

12.4	Subject to Clause 12.5, the following provisions shall apply during an Initial Negative Outlook Period:

(a)

if a Requesting Customer either: (i) wishes to withdraw its existing business from the Underwriter during the applicable term; or (ii) is unwilling to place new (re)insurance business with the Underwriter, in each case due to the Negative Outlook, subject to MGU Holdco promptly notifying FIHL of such Requesting Customers, the Coverholder may place such business with one or more third party capital providers (provided the Negative Outlook has not been reversed before that time) pursuant to clause 12.7(a) of the Framework Agreement; and

(b)

clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) of the Framework Agreement shall be suspended in respect of any existing or new business that the Coverholder has been requested to place with a third party capital provider by a Requesting Customer under Clause 12.4(a).

12.5

Clause 12.3 shall cease to apply upon the first day of any of the following events to occur: (i) FIHL reverses the Negative Outlook; (ii) the Initial Negative Outlook Period expires, at which point Clause 12.6 shall apply; or (iii) FIHL undergoes a Ratings Downgrade, at which point Clause 12.8 shall apply.

12.6

Subject to Clause 12.8, if a Ratings Downgrade Notification relates to a Negative Outlook, and such Negative Outlook subsists beyond the expiry of the Initial Negative Outlook Period, the following provisions shall apply:

(a)

subject to MGU Holdco promptly notifying FIHL of any Requesting Customers, the Coverholder may continue to place existing or new business relating to such Requesting Customers with one or more third party capital providers (provided the Negative Outlook has not been reversed by that time) pursuant to clause 12.9(a) of the Framework Agreement; and

(b)	clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) of the Framework Agreement shall be suspended in respect of any such existing or new business.

12.7

Clause 12.6 shall cease to apply upon the first of any of the following events to occur: (i) FIHL reverses the Negative Outlook; or (ii) FIHL undergoes a Ratings Downgrade, at which point Clause 12.8 shall apply.

12.8	Subject to Clause 12.9, in the event of a Ratings Downgrade, the following provisions shall apply:

(a)

the Coverholder may immediately: (i) subject to MGU Holdco providing prior written notice to FIHL, withdraw any existing business from the Underwriter (irrespective of whether such business is transferred during the term of the applicable product or at renewal) and place such business with one or more third party capital providers; and (ii) place any new business with one or more third party capital providers; and

(b)	clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) of the Framework Agreement shall be suspended in respect of any such existing or new business.

12.9	Clause 12.8 shall cease to apply if FIHL reverses the Ratings Downgrade.

EXCLUSIVITY AND ROFO / ROFR

13.	Exclusivity and Rights of First Offer / Rights of First Refusal

The Parties acknowledge and agree that the provisions of clause 13 (Exclusivity and Rights of First Offer / Rights of First Refusal) of the Framework Agreement shall be incorporated by reference into this Agreement.

SCOPE OF AUTHORITY

14.	LOBs and coverages

The Coverholder is only authorised to underwrite business for and on behalf of the Underwriter that is consistent with the LOBs and the coverages set out in the Current Annual Plan, including any mid-term adjustments or alterations that are made to the Current Annual Plan at any point during the Underwriting Year.

15.	Excluded class(es) of business and coverage(s)

The Coverholder shall not underwrite business for and on behalf of the Underwriter in respect of any class(es) of business and coverage(s) stated in paragraph 3 of Schedule 1 (Operation of this Agreement).

16.	Territorial limitations

16.1

The Coverholder is authorised to bind insurances only for risks located in the territory(ies) in which the Underwriter has the appropriate licences as stated in paragraph 4 of Schedule 1 (Operation of this Agreement) to be updated by the Underwriter following any changes.

16.2

The Coverholder is only authorised to underwrite business for and on behalf of the Underwriter in respect of Product holders established in the territory(ies) stated in paragraph 5 of Schedule 1 (Operation of this Agreement).

16.3	Subject to Applicable Law, the business that the Coverholder underwrites for and on behalf of the Underwriter is not subject to any territorial limits.

17.	Maximum limits of liability or sums insured

The Coverholder is only authorised to underwrite business for and on behalf of the Underwriter up to the limits of liability or sums insured set out in the Current Annual Plan.

18.	Premiums for Products bound

All gross premiums for Products that the Coverholder has underwritten for and on behalf of the Underwriter shall be calculated as stated in accordance with paragraph 6 of Schedule 1 (Operation of this Agreement).

19.	Gross premium income limit

19.1	The Coverholder shall not underwrite any business for and on behalf of the Coverholder that is in excess of the applicable Underwriting Parameters.

19.2

The Coverholder shall monitor the total gross premium income bound and shall promptly notify the Underwriter if it becomes apparent that the total gross premium income is likely to exceed eighty-five (85) per cent of either the LOB Premium Limit or the Gross Limit, or if the Coverholder becomes aware that it is likely to exceed any other Underwriting Parameter.

19.3

For the purposes of this Clause 19, gross premium income shall be defined as all premiums and additional premiums, less return premiums (before deductions of any commission and excluding any Tax or policy or other charges).

20.	Period of Products bound

20.1	Every Product bound shall incept during the period of this Agreement.

20.2	Each Product bound shall run to its contractual expiry date, unless cancelled or terminated in accordance with the Product’s cancellation or termination provisions.

20.3

In the event of cancellation or termination of any Product bound, the Coverholder shall comply with any Applicable Law relating to the cancellation or termination of such Product and to the return of premium, commission, fees, charges and Taxes.

21.	Automatic or tacit renewal of Products bound

21.1

No Product shall be bound that is subject to or is capable of automatic or tacit renewal, unless otherwise agreed in writing by the Underwriter or where mandatory by reason of Applicable Law. Where automatic or tacit renewal has been specifically authorised or is mandatory the following provisions shall apply:

(a)

the Coverholder shall maintain adequate records to identify and monitor, such that it is able to comply with any applicable time frames, all Products bound which provide for or by reason of Applicable Law are subject to automatic or tacit renewal or extension of the period;

(b)

the Coverholder shall review each Product bound prior to its individual renewal date in order to offer renewal terms or to decline the renewal. This process shall be carried out in compliance with any Applicable Law relating to automatic or tacit renewals;

(c)	the Coverholder is responsible for and shall issue in a timely fashion the necessary and proper notice of non-renewal for individual Products bound to prevent their automatic or tacit renewal; and

(d)	in the event of non-renewal or termination of this Agreement, the Coverholder shall provide the Underwriter with an initial report containing details of the following as soon as possible:

(i)	all Products in force at the end of the period of this Agreement or the effective date of termination of this Agreement, which are or may be subject to automatic or tacit renewal;

(ii)

all Products for which terms have been offered prior to the end of the period of this Agreement or the effective date of termination of this Agreement, which could be bound and may be subject to automatic or tacit renewal; and

(iii)	all Products where an automatic or tacit renewal cannot be or has not been prevented;

and the Coverholder shall thereafter provide monthly reports updating the information provided in the initial report until such time as the Underwriter confirms that no further monthly reports are required.

22.	Outwards Reinsurance

22.1

Subject to Clause 22.3, and provided that: (i) the Current Annual Plan is within pre-agreed parameters; and (ii) the reinsurance that the Coverholder is proposing to obtain for and on behalf of the Underwriter is consistent with the Outwards Reinsurance Strategy, the Underwriter delegates authority to the Coverholder to effect the Outwards Reinsurance Strategy in respect of each Underwriting Year by contracting with one or more third party reinsurers for and on behalf of the Underwriter to cede all or part of any risks that may be insured or guaranteed by the Underwriter under this Agreement.

22.2	The Parties acknowledge and agree that clauses 18.3 to 18.5 (inc.) of the Framework Agreement shall be incorporated mutatis mutandis by reference into this Agreement.

22.3

The authority that the Coverholder has to procure third party reinsurance cover pursuant to this Clause 22 shall be subject to the requirement that the Coverholder obtains prior approval from the Chief Underwriting Officer of the Underwriter (which shall not be unreasonably withheld).

22.4

The Underwriter shall procure that its Chief Underwriting Officer shall respond and, if thought fit, approve the third party reinsurance cover proposed by the Coverholder as soon as reasonably practicable following a reasonable review of the proposed third party reinsurance cover, and shall respond within two (2) Business Days of receiving the proposal from the Coverholder where the proposed third party reinsurance cover is consistent with the Outwards Reinsurance Strategy.

22.5

The Coverholder shall use reasonable endeavours to sweep and pay premium to the Underwriter as soon as practicable and in advance of any scheduled premium date under the terms of this Agreement, in relation to such premium that it holds for the Underwriter that equates to the amount that the Underwriter (or FIHL for and on behalf of the Underwriter) is required to pay to third party outwards reinsurers in respect of non-proportional outwards reinsurance where such outwards reinsurance has been procured by any member of the MGU Group.

23.	Transformer Deals

The Parties acknowledge and agree that clause 19 (Transformer Deals) of the Framework Agreement shall be incorporated by reference into this Agreement.

COVERHOLDER COMMISSIONS AND EXPENSES

24.	Commission and Expenses

The Underwriter shall pay Commission and Expenses to the Coverholder in accordance with clause 16 (Commission and Payments) in the Framework Agreement, and all of the terms of clause 16 (Commission and Payments) in the Framework Agreement be incorporated by reference into this Agreement.

25.	Refund of unearned commission(s)

The Coverholder shall refund to the Underwriter commission(s) on all cancelled or terminated Products and return premiums, at the same rates at which such commission(s) was(were) originally allowed to the Coverholder.

DOCUMENTATION FOR PRODUCTS BOUND

26.	Product documentation

Wordings, Conditions, Clauses, Endorsements, Warranties and Exclusions Applicable to Products Bound

26.1

The Underwriter delegates authority to the Coverholder to prepare the wordings for any Products sold under this Agreement, and any other documentation relating to such Products, in accordance with the terms of clause 15 (Product Wordings) of the Framework Agreement, which shall be incorporated by reference into this Agreement.

26.2

The Parties acknowledge and agree that they both fall within the definition of Manufacturer in respect of any Products that fall within the scope of the Insurance Distribution Directive. Accordingly, the Parties agree that, in respect of such Products, the Coverholder shall have sole responsibility for the performance of each activity listed in Article 25(1) of the Insurance Distribution Directive.

Requirement to Issue Product Documentation

26.3	In respect of every Product bound, the Coverholder shall immediately issue to the holder of the Product or their agent either:

(a)	appropriate confirmation of cover which makes reference to the agreed terms of the Product; or, where practical

(b)	contract documentation (howsoever called, including “certificate”, “combined certificate” or “policy”).

26.4

Where the Coverholder has not already issued contract documentation pursuant to Clause 26.3(b), the Coverholder shall issue contract documentation to the holder of the Product or their agent no later than thirty (30) calendar days from the inception date of the contract, or the date on which the Product is bound (if such date is after inception), or within such shorter period as may be required by any Applicable Law.

26.5	In respect of every change made to each Product bound, the Coverholder shall issue an endorsement within thirty (30) calendar days or such shorter period as may be required by any Applicable Law.

Format and Content of Product Documentation

26.6

All Product documentation (and any endorsements issued) shall comply with all Applicable Law, contain all the agreed terms of the Product (or the endorsement) between the Product holder and the Underwriter and shall contain:

(a)	the full name and address of the Coverholder;

(b)

a unique contract number stated in the schedule. (Endorsements shall include the same unique contract number as for the contract to which it relates and shall be uniquely and consecutively numbered for the contract concerned);

(c)	the full text of each wording, condition, clause, endorsement, warranty, exclusion and any other document(s) forming part of the individual contract;

(d)	the law and jurisdiction applicable to the Product;

(e)	the term of the Product;

(f)	the limits of liability or sums insured;

(g)	the deductible(s) or excess(es) if applicable;

(h)	the amount of the premium;

(i)	a Several Liability Notice/Clause in a reasonably satisfactory form;

(j)

a statement to the effect that in the event of a claim the Product holder should send their notification to the Coverholder using the address claims@fidelisinsurance.com, or any replacement email address as may be agreed between the Parties from time to time;

(k)	a suitable complaints notice as agreed with the Underwriter;

(l)	a statement to the effect that all enquiries (other than claims) should be addressed to the Coverholder;

(m)	a statement to the effect that the Coverholder acts as agent for the Underwriter in performing its duties under this Agreement; and

(n)	the signature, whether electronic or otherwise, of one or more of the applicable Authorised Individuals identified in Schedule 2 (Authorised Individuals List)

or, where applicable, the latest version of any Updated Authorised Individuals List.

Retention, security and provision of documents

26.7	Subject to Clause 42.5, the Coverholder shall retain a copy of all documents issued and provide copies to the Underwriter upon request.

26.8

All stocks of contract documentation, endorsements and other documents evidencing cover and any electronic method of storing and/or producing documentation shall be kept secure at all times. If requested by the Underwriter, the Coverholder shall promptly return or destroy all unused documents relating to this Agreement and ensure that any electronic storage and/or production of such documents by the Coverholder thereafter ceases.

DISPUTE RESOLUTION

27.	Dispute Resolution

27.1

The Parties acknowledge and agree that all disputes under this Agreement shall be settled in accordance with clause 17.1 of the Framework Agreement, which shall be incorporated by reference into this Agreement.

27.2

The Parties agree that, if any actual or potential dispute under this Agreement becomes a Centralised Dispute, the Parties shall not determine such dispute themselves (or, as applicable, shall immediately cease any Dispute Resolution Procedure that they have commenced in respect of such dispute) and agree to be bound by, and act consistently with, the outcome of any Dispute Resolution Procedure undertaken by FIHL and MGU Holdco to determine such Centralised Dispute.

CLAIMS AND COMPLAINTS

28.	Procedure for the handling and settlement of claims and pursuit of recoveries

28.1

The Underwriter agrees to grant the Coverholder authority to handle and/or settle any claims that may arise in respect of a Product, and to pursue recoveries on its behalf in accordance with the following procedures, which shall apply unless replaced, amended or supplemented by the Underwriter in accordance with Clause 28.3:

(a)	the Coverholder shall have authority to adjust, agree and settle claims where the total value of the claim does not exceed the Claim Limit and shall review claims estimates for these claims;

(b)	the Coverholder shall have no authority to agree or settle any claim or part thereof on an ‘ex gratia’ or ‘without prejudice’ basis or any similar basis;

(c)	the Coverholder shall promptly notify the Underwriter for instructions on all claims which exceed or are likely to exceed the Claim Limit;

(d)	the Coverholder shall refer to the Underwriter any claim that the Coverholder considers should be denied, or which manifestly falls outside the terms of the

Product, or if the Coverholder is in any doubt as to whether the claim is recoverable under the terms of the Product;

(e)	the Coverholder shall notify the Underwriter promptly of any claim or recovery which gives rise to or is likely to give rise to any litigation;

(f)

the Coverholder may instruct adjusters, surveyors, lawyers or any other third parties to assist in the handling of any claim, including in the pursuit of recovery, provided that if any one claim is likely to result in an aggregate cost of at least USD 600,000, the Coverholder shall refer the matter to the Underwriter and shall only issue any such instructions in relation to the claim if it has received prior written consent to do so from the Underwriter; and

(g)	the Coverholder shall comply with such service levels and standards as may be required by the Underwriter in handling and/or settling claims and/or pursuing recoveries.

28.2

The Underwriter may at any time withdraw or vary the Coverholder’s authority in respect of any particular claim. In such circumstances, the Underwriter shall be entitled to make any decisions or take any action with regard to the claim that the Underwriter considers to be appropriate.

28.3

The Underwriter may at any time give sixty (60) calendar days’ written notice, or any shorter period of time where the Underwriter reasonably believes that such changes are required under Applicable Law, to the Coverholder to vary, suspend or withdraw the Coverholder’s authority to handle and/or settle claims and pursue recoveries and the Coverholder agrees to comply with any instructions from the Underwriter with regard to claims handling. The Coverholder’s authority to handle and/or settle claims and pursue recoveries shall cease or be varied in accordance with the terms of the written notice. In such circumstances the Underwriter shall be entitled to make any decisions or take any action with regard to the claims which the Underwriter considers appropriate.

28.4

Nothing in this Clause 28 (or in any procedures as stated in paragraph 1 of Schedule 1 (Operation of this Agreement)) shall in any way supersede, amend or replace any requirements under Applicable Law that apply to the Coverholder when it handles and/or settles claims.

29.	Complaints or proceedings

29.1	The Coverholder shall promptly notify the Underwriter in writing of all complaints made in relation to Products bound under this Agreement.

29.2

The Coverholder shall implement and maintain such procedures as may be required by the Underwriter to ensure that complaints can be dealt with in a prompt and reasonable way in compliance with Applicable Law.

29.3	In all cases, the Coverholder shall promptly notify the Underwriter in writing upon becoming aware of any matter arising out of the operation of or in connection with this Agreement which:

(a)	is likely to adversely affect the reputation of the Underwriter;

(b)	may affect any legal or regulatory authorisations or any authorisations which the Underwriter has to conduct insurance business;

(c)	may result in litigation or other legal or regulatory proceedings or action being commenced against the Underwriter or the Coverholder; or

(d)

may have a material impact on its ability to carry out its obligations under this Agreement effectively and in compliance with Applicable Laws, including for the avoidance of doubt financial difficulty, catastrophic events and significant incidents.

29.4

Where the Coverholder is aware of any legal or regulatory proceedings or actions commenced against the Underwriter or the Coverholder arising out of the operation of or in connection with this Agreement, the Coverholder shall provide the Underwriter with full details of the same.

REPORTING, RECORDS AND AGGREGATE EXPOSURES

30.	Risks written bordereau(x)/reporting and aggregate exposures

30.1	The Coverholder shall:

(a)	record all details of Products bound under this Agreement; and

(b)

send or make available to the Underwriter in a manner or format agreed by them the risks written details and any adjustments thereto within thirty (30) calendar days of the end of each calendar quarter falling within the term of this Agreement. If there is no activity during a particular reporting interval the Coverholder shall provide a statement to that effect.

30.2	The Coverholder shall:

(a)	record and monitor the aggregate exposures as defined in paragraph 7 of Schedule 1 (Operation of this Agreement); and

(b)	send or make available to the Underwriter details of the aggregate exposures,

within thirty (30) calendar days of the end of each calendar quarter falling within the term of this Agreement.

30.3

The Coverholder shall prepare statistical information as stated in paragraph 8 of Schedule 1 (Operation of this Agreement) in respect of each calendar quarter falling within the term of this Agreement until every Product bound has expired or has otherwise been cancelled or terminated and where applicable until all claims have been paid or otherwise resolved. The Coverholder shall send or make available to the Underwriter such information within thirty (30) calendar days of the end of each calendar quarter falling within the term of this Agreement.

31.	Accounting bordereau(x)/reporting and settlements

31.1	All premiums, paid claims, outstanding claims and expenses relating to Products bound under this Agreement shall be allocated and declared to this Agreement.

31.2	The Coverholder shall report all earned and unearned paid premiums to the Underwriter by:

(a)	preparing premium bordereaux in a manner or format(s) agreed by the Underwriter; or

(b)	making the accounting information available to the Underwriter in an alternative manner agreed in advance by the Underwriter.

The Coverholder shall report the accounting information on a monthly basis by the applicable Monthly Calculations Presentation Date until every Product bound under this Agreement has expired or has otherwise been cancelled or terminated.

31.3	The Coverholder shall report paid claims, outstanding claims and loss reserves to the Underwriter by:

(a)	preparing claims and loss reserves bordereaux in a manner or format(s) agreed by the Underwriter; or

(b)	making the claims and loss reserves information available to Underwriter in an alternative manner agreed in advance by the Underwriter.

Subject to Clause 31.4, the claims and loss reserves information shall be reported within thirty (30) calendar days of the end of each calendar quarter falling within the term of this Agreement until every Product bound has expired or has otherwise been cancelled or terminated and all such claims have been paid or otherwise resolved.

31.4	The Coverholder shall promptly provide the Underwriter with any material updates in respect of any claims made under any Product that may exceed the Claims Limit.

31.5	Settlements shall be remitted to the Underwriter within the maximum number of days of the end of each interval as stated in paragraph 9 of Schedule 1 (Operation of this Agreement).

32.	Records, statistical information and audit/inspection

32.1

The Coverholder shall establish and maintain complete records relating to all Products bound, claims handled and recoveries pursued under this Agreement. Such records shall be and shall remain the property of the Underwriter.

32.2

The Underwriter, external auditors or other representatives appointed by the Underwriter shall have the right at any time during Normal Business Hours, without any restriction or limitation, to have access to any of the Coverholder’s business premises where the Coverholder carries on business that is the subject of this Agreement to inspect and audit any records, statistical information, systems and processes (including electronic systems and processes) of the Coverholder relating to Products bound and to the operation of this Agreement (including in relation to claims and recoveries) and shall have the right to make copies or extracts of any such records.

32.3

The Coverholder undertakes to deal openly and co-operatively with any Regulatory Authority in relation to the operation of this Agreement. The Coverholder shall permit any Regulatory Authority without any restriction or limitation, to have access to any of its business premises where the Coverholder carries on business that is the subject of this Agreement to inspect and audit the records, statistical information, accounts and business processes relating to the operation of this Agreement. The Coverholder shall, unless prohibited by Applicable Law, inform the Underwriter promptly in the event that any Regulatory Authority exercises or seeks to exercise any right to inspect or audit the records held by the Coverholder in relation to this Agreement.

32.4

Subject to Clause 42.5, the Coverholder shall retain all records, including electronic, relating to all Products bound, claims handled and recoveries pursued for a minimum period of seven (7) years or for such longer period as may be required by Applicable Law.

32.5

The Coverholder shall provide to the Underwriter any information as the Underwriter may reasonably require from time to time relating to Products bound, claims arising and the operation of this Agreement.

ADVERTISING

33.	Advertising and promotional material

The Coverholder must agree with the Underwriter any specific marketing or promotional material to be used in relation to the Products to be bound under this Agreement, including on any internet website, portal or similar online system.

BANK ACCOUNTS

34.	Separate bank accounts

34.1	All monies received by the Coverholder from or on behalf of the Underwriter shall be received by the Coverholder in a fiduciary capacity and on a Risk Transfer Basis and:

(a)	shall be received by the Coverholder as assets of the Underwriter;

(b)

shall on receipt be deposited immediately by the Coverholder into a premium monies account with assets standing to the credit of that account being held in a fiduciary capacity solely on behalf of the Underwriter for the purpose of the onwards transmission of those monies (for the purposes set out at Clause 34.1(d)(ii)) and the monies shall not be otherwise held or retained;

(c)	the premium monies account referred at Clause 34.1(b) shall be held at a bank (or other institution regulated for taking deposits as may be agreed by the Underwriter) (the “Bank”) which is:

(i)	regulated, supervised and examined by the applicable Regulatory Authority; and

(ii)	subject, where applicable, to any national deposit insurance scheme;

(d)	the premium monies account shall be operated in accordance with any Applicable Law and:

(i)	shall be clearly identified to the Bank as a premium monies account;

(ii)

may not be used by the Coverholder for any purpose other than for the purpose of settling accounts with the Underwriter or the payment of commissions, premium refunds or claims to clients as envisaged in this Agreement, or any other transactions where expressly authorised by the Underwriter or in accordance with Clause 34.2. For the avoidance of doubt, and without prejudice to the generality of the foregoing, the Coverholder may not invest these monies in any way without the prior written consent of Underwriter; and

(iii)	the assets held in the premium monies account may not be commingled with assets in respect of the Coverholder’s general or operating account, or assets relating to other insurers;

(e)

shall be identified in the Coverholder’s book of account, separately from other funds similarly held by the Coverholder for other insurers and/or the Underwriter, such book of account to be reconciled on a regular basis, not less than monthly, with records being retained for inspection by the Underwriter or its representatives, who shall have the right at any time, without restriction or limitation to inspect and audit such records, and to make copies or extracts of any such records; and

(f)

the Coverholder shall take all reasonable steps as may be requested by the Underwriter to put the Bank on notice as to the nature of the premium monies account and that the Bank is not to be entitled to any charge, encumbrance or lien, or right of set-off, combination, compensation or retention against monies standing to the credit of the premium monies account.

34.2

Where required by Applicable Law, this Clause 34 shall also provide authority from the Underwriter for the Coverholder to retain for its own use and benefit any interest which shall accrue, in accordance with the terms of this Agreement, to the account described in Clause 34.1(c).

COMPLIANCE, REGULATORY AND GENERAL REQUIREMENTS

35.	Licences and taxes

35.1	It is the responsibility of the Coverholder in respect of performing its duties under this Agreement:

(a)

to ensure that it (and where relevant its directors, officers, partners or other individuals named in this Agreement) maintains all necessary licences, authorisations, registrations and qualifications in order to perform its duties under this Agreement and where necessary to ensure that all Products bound are accepted through a properly licensed intermediary;

(b)	to ensure the collection and forwarding to the Underwriter of any Tax(es) due from Product holders and disbursement of any refunds of such Tax(es) due to Product holders; and

(c)	where required by Applicable Law, to collect Tax(es) due from Product holders and pay Tax(es) to the appropriate Taxation Authority and to make any necessary returns and to ensure any disbursements of refunds of such Taxes are made to Product holders.

35.2	All applicable Tax(es) shall be shown separately on the documentation issued to the Product holder and not concealed from the Product holder or the Underwriter.

35.3

The Coverholder shall promptly notify the Underwriter of any Tax inspection or audit in relation to this Agreement or any Product bound under this Agreement and of the results of such inspection or audit.

35.4

The Coverholder shall use reasonable endeavours to ensure that internal audit actions associated with the provision of Services to the Underwriter are notified to the Coverholder on the agreed basis and completed within agreed timescales and/or extensions.

36.	Commission, fees and charges

Any commission, fees and charges applied by the Coverholder shall not breach any Applicable Law(s). All such commission, fees and charges shall be shown separately on the documentation issued to the Product holder and not concealed from the Product holder or the Underwriter.

37.	Indemnity insurance

37.1

The Coverholder shall maintain, for the duration of this Agreement, indemnity insurance with at least a total limit of indemnity of not less than USD 60,000,000 applying to each claim and in aggregate USD 60,000,000 per year for all claims in connection with the operation of this Agreement or such other minimum amount as may be specified under Applicable Law from time to time, for any liability arising out of negligent acts, errors or omissions by the Coverholder including any past or present director, officer, partner or employee of the Coverholder.

37.2	The Coverholder shall provide the Underwriter or its representatives with evidence acceptable to the Underwriter confirming such insurance if requested.

37.3	The Coverholder shall inform the Underwriter of any changes to the indemnity insurance providing coverage in connection with the operation of this Agreement.

38.	Business continuity

38.1

The Coverholder shall maintain and implement an adequate business continuity and disaster recovery plan an initial copy of which is set out at Schedule 5 (Business Continuity Plan). The plan shall ensure the Coverholder’s ability to continue to perform its obligations under this Agreement. The Coverholder shall carry out regular testing and updating of the plan.

38.2	The Coverholder shall notify the Underwriter of:

(a)	any material deficiencies identified in the plan; or

(b)	any significant changes the Coverholder makes to the plan

that may have a serious impact on the Coverholder’s ability to perform its duties under this Agreement.

39.	Confidentiality

39.1

Each Party (a “Receiving Party”) undertakes that it shall not at any time disclose to any person and shall treat as confidential all information of a confidential nature received or obtained directly or indirectly as a result of entering into or performing this Agreement except as expressly permitted in writing by the other Party or by Clause 39.2. Confidential information shall include (but not be limited to) information of a confidential nature relating to policies and policyholders and the business affairs, strategies, commercial and technical knowledge of the Parties or their respective subsidiaries (“Confidential Information”).

39.2	Subject to Clause 42.5, the Receiving Party may disclose Confidential Information:

(a)

to its affiliates, employees, officers, external auditors, professional advisers, consultants or third party service providers (and, where applicable, its professional indemnity insurers) who need to know such information for the purposes of enabling the Receiving Party to carry out its obligations under this Agreement. The Receiving Party shall use all reasonable endeavours to ensure that its employees, officers, external auditors, professional advisers, consultants or third party service providers to whom it discloses Confidential Information comply with this Clause 39.

(b)

where required by Applicable Law, court order or any governmental or Regulatory Authority provided that, subject to any legal or regulatory obligations that apply to the Receiving Party, the Receiving Party shall give notice to the other Party that it proposes to disclose the Confidential Information;

(c)	where the Confidential Information is now in or comes into the public domain otherwise than as a result of a breach of this Clause 39; and

(d)	where the Confidential Information is already known by the Receiving Party in circumstances when it was not bound by any form of confidentiality obligation.

39.3

In the event of a breach or a suspected breach of its obligations under this Clause 39, the Receiving Party must notify the other Party promptly and use all reasonable endeavours, at their own cost, to remedy or mitigate the effects of such a breach.

40.	Conflicts of interest

40.1

The Coverholder must act in what it believes to be the interests of the Underwriter and ensure that it has no actual or potential conflicts of interests with the Underwriter which may impair the Coverholder’s performance of its duties under this Agreement.

40.2

The Coverholder shall not be treated as contravening Clause 40.1 because of the existence of a conflicting interest if the existence, nature and extent of that interest has been fully disclosed to the Underwriter and such interest has been duly entered into in accordance with any relevant terms of this Agreement.

40.3

Nothing in this Agreement overrides the Coverholder’s duty to place the interests of its client before all other considerations nor shall this Agreement override requirements in Applicable Law that may apply to the Coverholder, the Underwriter or the placing of any insurance business.

40.4	Notwithstanding Clause 40.1, the Underwriter agrees that the Coverholder is under no obligation to place business under this Agreement.

41.	Compliance with the law and financial crime

41.1

Without prejudice to any of the rights or obligations otherwise specified in this Agreement, the Coverholder shall comply with all Applicable Law for the legal and proper solicitation and handling of all Products bound or intended to be bound, and shall use its best endeavours to ensure that any other parties with whom it deals in carrying out its duties under this Agreement comply with such Applicable Law where applicable.

41.2

The Coverholder shall not undertake any activity which facilitates the evasion of Taxes anywhere in the world or which would constitute a criminal act in the jurisdiction in which it is located or doing business, or which would expose the Underwriter to any criminal sanction.

41.3

The Coverholder shall conduct its business in accordance with all relevant financial crime and international economic, financial or trade sanctions laws and regulations. In addition, the Coverholder shall not act contrary to any additional requirements concerning: (i) international economic, financial or trade sanctions; (ii) the prevention of the facilitation of tax evasion; or (iii) financial crime set by the Underwriter other than where compliance with those requirements would be contrary to Applicable Law.

41.4

The Coverholder, on behalf of the Underwriter, shall not provide cover or pay any claim or provide benefit hereafter to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Coverholder and/or the Underwriter to any sanction, prohibition or restriction under any applicable international economic, financial or trade sanctions laws or regulations.

41.5	The Coverholder shall not accept, offer or facilitate payment, consideration, or any other benefit, which constitutes an illegal or corrupt practice contrary to any applicable anti-bribery law.

41.6	The Coverholder shall maintain on an ongoing basis appropriate systems, procedures and controls designed to prevent any breach of this Clause 41.

42.	Data protection

42.1

The Coverholder and the Underwriter acknowledge and agree that where the Coverholder or the Underwriter processes personal data under or in connection with this Agreement it alone determines the purposes and means of processing as a controller.

42.2	In respect of the personal data that the Coverholder or the Underwriter processes under or in connection with this Agreement, it:

(a)	shall comply at all times with its obligations under the data protection law;

(b)	shall notify the other Party without undue delay after, and in any event within 24 hours of, becoming aware of a personal data breach; and

(c)

shall assist and co-operate fully with the other Party to enable it to comply with its obligations under the data protection law, including but not limited to in respect of keeping personal data secure, dealing with personal data breaches, complying with the rights of data subjects, carrying out data protection impact assessments and carrying out any related consultations with any supervisory authority.

42.3

In respect of the personal data that the Coverholder processes under or in connection with this Agreement, the Coverholder shall only process such personal data for the purposes of: (a) providing Products to Product holders and prospective Product holders; and (b) handling claims to the extent allowed in this Agreement.

42.4

The Coverholder and the Underwriter shall work together to ensure that each of them is able to process that the personal data it processes under or in connection with this Agreement for the purposes contemplated by this Agreement lawfully, fairly and in a transparent manner and in compliance with the data protection law. This shall include but not be limited to entering into such other written agreements as may be required from time to time to enable the Coverholder and/or the Underwriter to comply with the data protection law.

42.5

The activities of the Coverholder under or in connection with this Agreement in respect of which the Coverholder processes personal data as a processor on behalf of the Underwriter, together with the data protection particulars for such processing, are stated in paragraph 10 of Schedule 1 (Operation of this Agreement). In addition to Clauses 42.2, 42.2(c) and 42.4, where, under or in connection with this Agreement, the Coverholder processes personal data as a processor on behalf of the Underwriter, the Coverholder shall:

(a)

subject to Clause 42.5(b), only carry out such processing on the Underwriter’s instructions from time to time, including with regard to transfers of personal data to a third country. The Coverholder shall immediately inform the Underwriter if, in its opinion, an instruction infringes any relevant data protection law;

(b)

where it is required by applicable law to carry out processing otherwise than in accordance with Clause 42.5(a), inform the Underwriter of the legal requirement before carrying out such processing (unless prohibited from doing so by Applicable Law);

(c)	not disclose the personal data to any person except as required or permitted by this Agreement or with the Underwriter’s prior written consent;

(d)	without prejudice to Clause 39, ensure that all persons authorised to process the personal data are under an appropriate contractual or other legal obligation to keep the personal data confidential;

(e)

taking account of the nature of the processing, implement appropriate technical and organisational measures: (a) in a manner that ensures the processing meets the requirements of the data protection law and the protection of the rights of data subjects; (b) to keep the personal data secure and to protect against the risk of personal data breaches; (c) to assist the Underwriter in ensuring compliance with its obligation to notify data breaches to the supervisory authority and data subjects where necessary; and (d) to assist the Underwriter to comply with its obligations under the data protection law to respond to requests for exercising the rights of data subjects;

(f)

not process the personal data, or disclose the personal data to any party who carries on business, outside of the United Kingdom except with the Underwriter’s prior written consent and, where such consent is given, the Coverholder shall take such actions and enter into such agreements as the Underwriter may require to ensure that such processing or disclosure complies with all relevant data protection law;

(g)

not enter into an arrangement with any sub-contractor to process the personal data directly or indirectly on behalf of the Underwriter without the prior written consent of the Underwriter and, where such consent is given, the Coverholder shall enter into a written agreement with the sub-contractor that includes, as a minimum, provisions in favour of the Underwriter which are equivalent to those in this Clause 42. The Coverholder shall remain fully liable to the Underwriter for any sub-contractors’ processing personal data; and

(h)

at the Underwriter’s option, delete or return to the Underwriter all the personal data on termination of this Agreement and delete any existing copies of the personal data except to the extent that the Coverholder is required to retain such personal data by Applicable Law.

42.6

The Coverholder shall make available to the Underwriter all information necessary to demonstrate its compliance with its obligations under this Clause 42 and the Underwriter reserves the right to audit the Coverholder’s compliance with its obligations under this Clause 42 in accordance with Clause 32.

42.7

The Coverholder’s obligations under this Clause 42 shall continue throughout this Agreement and for a period of seven (7) years thereafter or such other period as the Underwriter may require or as may be required pursuant to Applicable Law.

42.8	For the purposes of this Clause 41 and Schedule 1 (Operation of this Agreement):

“controller” means the person which, alone or jointly with others, determines the purposes and means of the processing of personal data;

“data protection law” means all applicable data protection and privacy legislation in force from time to time in the UK including: (i) the UK GDPR; (ii) the Data Protection Act 2018 (and regulations made thereunder); (iii) the Privacy and Electronic Communications Regulations 2003, as amended; (iv) all other legislation and regulatory requirements in force from time to time which apply to a party relating to the use of personal data (including, without limitation, the privacy of electronic communications); and (v) the guidance and codes of practice issued by the ICO or other relevant data protection or supervisory authority and applicable to a Party;

“data protection particulars” means, in relation to any processing of personal data by the Coverholder under or in connection with this Agreement as a processor on behalf of the Underwriter: (a) the subject matter and duration of the processing; (b) the nature and purpose of the processing; (c) the type of personal data being processed; and (d) the categories of data subjects;

“data subject” means the identified or identifiable natural living person to whom the personal data relates;

“personal data” means any information relating to the data subject;

“personal data breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data transmitted, stored or otherwise processed;

“processor” means the person which processes personal data on behalf of the controller;

“supervisory authority” means an independent public authority with authority under the data protection laws over the processing of personal data; and

“UK GDPR” has the meaning given to that expression in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

NOTICES

43.	Notices

Service of notices

43.1

Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) or by email to the address or email address (as applicable) given below, or to such other address or email address as may have been notified by either Party to the other Party for this purpose (which shall supersede the previous address or email address (as applicable) from the date on which notice of the new address is deemed to be served under this Clause 43).

Underwriter:

For the attention of:	Denise Brown-Branch and / or Ian Houston (from late January 2023) and / or Sylvia Lenzen

Address:	The registered office of the Underwriter from time to time.

Email addresses:	denise.brown-branch@fidelisinsurance.com and / or ian.houston@fidelisinsurance.com and / or sylvia.lenzen@fidelisinsurance.com

Coverholder:

For the attention of:	Richard Coulson and / or Simon Crone

Address:	The registered office of the Coverholder from time to time.

Email address:	richard.coulson@fidelisinsurance.com and / or simon.crone@fidelisinsurance.com

43.2	Any notice served in accordance with Clause 43.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by first class post, at 9.30 a.m. on the second calendar day after (and excluding) the date of posting;

(c)	if sent by airmail, at 9.30 a.m. on the fifth calendar day after (and excluding) the date of posting; or

(d)	if sent by email, at the time of transmission by the sender,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

43.3

For the purposes of Clause 43.2, “Normal Business Hours” means 9.00 a.m. to 5.30 p.m. local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on either Party by email, the place of receipt shall be deemed to be the address specified for service on that Party by post.

43.4

In proving receipt of any notice served in accordance with Clause 43.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the email was sent to the correct email address.

43.5	This Clause 43 shall not apply to the service of any proceedings or other documents in any legal action.

LIMITATION OF LIABILITY

44.	Limitation of Liability

The Parties acknowledge and agree that their respective liability to each other shall be as set out in clause 23 (Limitation of Liability) of the Framework Agreement, which shall be incorporated by reference into this Agreement.

TERMINATION AND NON-RENEWAL

45.	Termination

Either Party may terminate this Agreement in accordance with the provisions of clause 24 (Termination) of the Framework Agreement, which shall be incorporated by reference into this Agreement.

46.	Effect of termination or non-renewal

46.1

The Parties agree that clause 25 (Effect of Termination) of the Framework Agreement shall be incorporated by reference into this Agreement, and the Exit Plan referred to in clause 25.3 of the Framework Agreement shall be the document contained in Schedule 4 (Exit Plan) of this Agreement.

46.2	Once this Agreement has terminated (in accordance with Clause 45 or by reason of non-renewal of this Agreement) the Coverholder:

(a)

except as stated in Clause 46.4 shall have no authority to offer terms, bind Products, renew, cancel, extend, amend or alter in any way Products already bound without the prior written consent of the Underwriter. Such written consent shall only be effective where it is not in contravention of Applicable Law; and

(b)

shall ensure that any electronic production of contract documentation and other documents evidencing cover ceases, and if such documents or other unused materials are provided as paper stocks by the Underwriter, the Coverholder shall deliver all such documents it possesses in connection with this Agreement to the Underwriter or its appointed representative.

46.3

The Underwriter’s rights to receive monies due in respect of Products bound shall not be impaired by any of the provisions of this Clause 46 and the Coverholder agrees not to challenge these rights provided always that, if the Underwriter at its written option collects monies from brokers or other intermediaries, Product holders or others from whom monies may be due in respect of Products bound, the Underwriter shall give the Coverholder credit for such sums in account.

46.4

In the event of non-renewal of this Agreement, the Coverholder shall retain the authority under this Agreement to cancel, amend or alter (but not extend the period of or renew) Product already bound and in respect of claims arising under such Products for the duration of any run-off period.

MISCELLANEOUS

47.	Further assurances

On request by either Party, each Party shall, as soon as reasonably practicable at the requesting Party’s cost and insofar as it is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

48.	Variation and assignment

48.1	Save where Clause 3.3 applies, no variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

48.2

No Party may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of, or its rights under, the whole or any part of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

48.3	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 48.2 is ineffective.

49.	Entire agreement

49.1

This Agreement shall constitute the whole agreement between the Parties relating to the subject matter contained within it to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to this Agreement.

49.2	Each Party agrees and acknowledges that:

(a)	it is entering into this Agreement in reliance solely on the statements made or incorporated in them;

(b)	it is not relying on any Pre-Contractual Statement;

(c)

it is not entering into this Agreement in consequence of or in reliance on any unlawful communication as defined in section 30(1) of the Financial Services and Markets Act 2000 made by any other Party or any Party’s professional advisers;

(d)

except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(e)	the other Party is entering into this Agreement in reliance on the acknowledgements given in this Clause 49.2.

49.3	No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

49.4

It is agreed that the only liability of each Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.

49.5	This entire agreement Clause does not limit or exclude any liability for fraud.

50.	Remedies

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative and, except as expressly provided in this Agreement are in addition to, and without prejudice, to all other rights and remedies otherwise available to such Party at law or in equity.

51.	Inconsistency

If there is any inconsistency between any provisions of this Agreement and those of the Framework Agreement, the provisions of the Framework Agreement shall prevail.

52.	Waiver

52.1

Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

52.2	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

52.3	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

52.4

Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

53.	Counterparts

53.1	This Agreement may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

53.2	Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement.

54.	Enforceability clause

In the event that any portion of this Agreement is found to be invalid or unenforceable under any Applicable Law, that portion of this Agreement shall be disapplied to the extent necessary to comply with such Applicable Law, and the remainder of this Agreement shall remain in full force and effect.

55.	Rights of third parties

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or other equivalent legislation to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

56.	Jurisdiction and governing law

This Agreement and any non-contractual dispute or obligation arising out of or in connection with it shall be subject to the law of England and Wales and to the exclusive jurisdiction of the courts of England and Wales.

This Agreement is entered into by the Parties on the Commencement Date.

SIGNATURES

SIGNED by	)
PINE WALK CAPITAL LIMITED	)

		Signed:	/s/ Rinku Patel

		Name:	Rinku Patel

[Signature pages to the UK Binder Agreement]

SIGNED by	)
FIDELIS UNDERWRITING LIMITED	)

		Signed:	/s/ Denise Brown-Branch

		Name:	Denise Brown-Branch

[Signature pages to the UK Binder Agreement]

Schedule 4

Exit Plan

1.	Introduction

1.1

This Exit Plan sets out the rights and responsibilities of the Parties to ensure that there is an orderly run-off in respect of any business that the Coverholder has underwritten for and on behalf of the Underwriter pursuant to the Binder Agreement.

1.2

The Parties recognise the priority of the obligation of the Underwriter under Applicable Law to maintain a sufficient degree of operational resilience in the performance of this Exit Plan. Subject to this obligation, the Parties will adopt a spirit of cooperation in running off the insurance business. In particular, the Underwriter will:

●

use reasonable endeavours to assist the MGU Group in its discussions with any replacement capacity provider (including with regard to information around reserving and ratings requirements in its current book);

●

where the Underwriter decides to bring all or part of any functions in-house, as soon as reasonably practicable after making such determination, where reasonably practicable, initiate discussions with the Coverholder regarding: (i) the existing Coverholder staff that it intends to hire; and (ii) how the TUPE (or equivalent) procedure will apply to the transfer of Coverholder staff in such circumstances. The Parties will use reasonable endeavours to reach an agreement with the Coverholder regarding the transfer of staff as part of these discussions; and

●	where reasonably practicable, initiate prior discussions with the Coverholder prior to exercising any step-in rights, or transferring functions to a third party provider,

●	and the provisions of this Exit Plan shall be read consistently with this paragraph 1.

2.	Underwriting

2.1	Product Strategy and Development

2.1.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake a strategic assessment as to the future operating model of the business. The Underwriter will then negotiate a new MGU or delegated underwriting authority arrangement (“DUA”), or hire in-house underwriting staff, such that there is no break in underwriting activity.

The Coverholder will provide reasonable exit assistance to the Underwriter, including provision of all data and reporting required in order to facilitate the exit.

2.1.2	Stressed exit contingency plan principles

The Underwriter will temporarily cease sourcing new business from the Coverholder and assess future plans for the business. Management will either negotiate a new MGU (or other delegated underwriting relationship) or bring underwriting resources in-house and commence directly underwriting, with in-house staff responsible for annual planning activity.

2.1.3	Resources responsible for implementing the contingency plan

The Underwriter Group CUO is responsible for the development of a standalone underwriting functional strategy and the contingency plan, to be supported by the Underwriter Group COO to operationalise the plan.

2.1.4	Critical data to be handed over to the Underwriter

All commercially sensitive actuarial data, including:

●	Premium and claims experience data (gross and RI)

●	Aggregation data

●	Standard Formula data

●	Data required to calculate regulatory capital requirements for the purpose of developing and using an internal model

●	BSCR data

●	Rating agency data

2.1.5	Alternative systems

In the event an exit requires the Underwriter to move off the Prequel platform, alternative vendor package policy administration/underwriting systems are available and could be procured in the medium-term.

2.1.6	Alternative third-party support

An alternative MGU or a number of DUAs are appropriate substitute for the service in the short and medium term.

2.2	Policy origination, placement, and post-bind administration

2.2.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake a strategic assessment as to the future operating model of the business. The Underwriter will then negotiate a new MGU or DUA, or hire in-house underwriting staff, such that there is no break in underwriting activity. The Coverholder will provide reasonable exit assistance to the Underwriter, including provision of all data and reporting required in order to facilitate the exit.

2.2.2	Stressed exit contingency plan principles

In the event of an exit, review of endorsements will be conducted by an appropriate member of the Underwriting team, with ultimate responsibility retained by the Chief Underwriting Officer of the carrier within the Underwriter group on-risk for the policy to determine acceptability and will be processed through the Technical Services function or the service-specific exit strategy for that service, until an alternative arrangement can be finalised.

2.2.3	Resources responsible for implementing the contingency plan

The Underwriter’s Group CUO is responsible for the development of a standalone underwriting functional strategy and the contingency plan, to be supported by the Underwriter’s Group COO to operationalise the plan.

2.2.4	Critical data to be handed over to the Underwriter

All commercially sensitive actuarial data, including:

●	Premium and claims experience data (gross and RI)

●	Aggregation data

●	Standard Formula data

●	Data required to calculate regulatory capital requirements for the purpose of developing and using an internal model

●	BSCR data

●	Broker, MGU and client listings

2.2.5	Alternative systems

In the event an exit requires the Underwriter to move off the Prequel platform, alternative vendor package policy administration/underwriting systems are available and could be procured in the medium-term.

2.2.6	Alternative third-party support

An alternative MGU or a number of DUA are appropriate substitutes for the service provided by the Coverholder and could be procured in the medium term.

2.3	Delegated Authorities management

2.3.1	Non-stressed exit principles

The Coverholder will, prior to the service end date, undertake an assessment of the future target operating model for the function, and determine whether to bring Delegated Authorities Management in-house or outsource to an alternative provider (another MGU or third-party processor) such that there is no break in processing activity. If the function is brought in-house, the Coverholder will exercise its right to hire existing Coverholder staff under the TUPE (or equivalent) procedure in the first instance. The Coverholder will provide reasonable exit assistance to the Underwriter. This includes facilitating access to the Prequel platform (if not exited as part of service termination) and provision of all data and reporting required to facilitate the exit.

2.3.2	Stressed exit contingency plan principles

The Underwriter may either:

●	Bring in-house the existing operations by exercising the Underwriter’s step-in rights with respect to the sub-outsourcing arrangement and right to hire the Coverholder’s staff

●	Engage an alternative outsourcing provider

●	All monies that are held by the Coverholder that are due to the Underwriter will be transferred immediately, unless a legal or regulatory constraint restricts the flow of the funds to the Underwriter

2.3.3	Resources responsible for implementing the contingency plan

The COO is responsible for the contingency plan.

2.3.4	Critical data to be handed over to the Underwriter

●	Database of sub-delegated DUA relationships

●	Outstanding/unprocessed BDX

2.3.5	Alternative systems

Alternative DUA management platforms are commercially available and could be implemented in the medium-term. A spreadsheet register may also be appropriate in the short-term.

2.3.6	Alternative third-party support

DUA management roles are moderately skilled data processing roles; roles may be replaced by an outsourced Coverholder, FTCs, or FTEs with a readily available skillset.

3.	Claims

3.1	Claims Management, Strategy & Adjustment

3.1.1	Non-stressed exit principles

The Underwriter will, in line with the timelines detailed in the non-stressed exit plans, undertake an assessment as to the claims treatment for the legacy portfolio business. The Underwriter will either:

●	Transfer responsibility for claims servicing to a run-off provider or reinsurer

●	Bring claims management capability in-house such that there is no break in claims adjustment activity.

The Coverholder will provide reasonable exit assistance to the Underwriter, including provision of all data and reporting to facilitate the exit.

3.1.2	Stressed exit contingency plan principles

The Underwriter will step-in to existing Coverholder relationships to continue claims activity in the short-term. The Underwriter will then either:

●	Transfer responsibility for claims servicing to a run-off provider or reinsurer

●	Bring claims management capability in-house.

3.1.3	Resources responsible for implementing the contingency plan

The Underwriter COO, in consultation with the Underwriter Head of Claims (if not dual-hatted) is responsible for the contingency plan.

3.1.4	Critical data to be handed over to the Underwriter

All data necessary to claims adjustment, being:

●	Live policy data

●	Claims files for open claims, including any paper copy or off-system claims files

3.1.5	Alternative systems

In the event an exit requires the Underwriter to move off the Prequel platform, alternative vendor package claims systems are available and could be procured in the medium-term.

Market systems such as ECF2 and TRAX contain the majority of the Underwriter’s claims files and can be interfaced with directly to continue claims adjusting. Manual claims which are not contained within ECF2 or TRAX will need to be dealt with separately.

3.1.6	Alternative third-party support

In the event of the exit of the Binder, the Underwriter may step into existing relationships (e.g. ProGlobal, loss adjusters) to ensure continuity of the service. An alternative third-party claims manager may also be appointed.

4.	Finance

4.1	Credit control

4.1.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake an assessment of the future target operating model for the Credit Control function, and determine whether to bring credit control in-house or outsource to an alternative provider (another MGU, DUA, or third-party processor) such that there is no break in credit control activity. If credit control is brought in-house, the Underwriter will exercise its right to hire existing Coverholder staff under the TUPE (or equivalent) procedure in the first instance.

The Coverholder will provide reasonable exit assistance to the Underwriter. This includes facilitating access to the Prequel credit control platform (if not exited as part of service termination) and provision of all data, documentation and reporting required to facilitate the exit.

4.1.2	Stressed exit contingency plan principles

The Underwriter will exercise its right to hire existing Coverholder credit control staff under the TUPE (or equivalent) procedure and bring credit control systems, documentation and data in-house.

4.1.3	Resources responsible for implementing the contingency plan

The Underwriter CFO is responsible for the contingency plan, with involvement of other specialised resource within the finance function as required.

4.1.4	Critical data to be handed over to the Underwriter

Outstanding account balances and unreconciled cash reports will be provided by the Coverholder to facilitate monthly reconciliations.

4.1.5	Alternative systems

In the event an exit requires the Underwriter to move off the Prequel platform, alternative vendor package policy administration systems with similar Credit Control functionality are available and could be procured in the medium-term. Alternatively, the Coverholder may decide to implement the Oracle Credit Management module within Oracle Fusion Cloud GL.

4.1.6	Alternative third-party support

Credit control roles are moderately skilled; roles may be replaced by an outsourced Coverholder, FTCs, or FTEs with a readily available skillset.

4.2	Annual plan preparation

4.2.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake an assessment of the future target operating model of the function. With sufficient time before the service end date, the Underwriter will exercise its right to hire existing Coverholder staff under the TUPE (or equivalent) procedure. If the resource level from staff transferred under TUPE (or equivalent) is insufficient, the Underwriter will conduct recruitment activities for FTEs and FTCs, such that the function is fully staffed prior to the end date and no break in activity occurs.

The Coverholder will provide reasonable exit assistance to the Underwriter, including facilitation of the transfer of employees, and provision of all data and reporting to facilitate the exit.

4.2.2	Stressed exit contingency plan principles

The Underwriter will exercise its right to hire existing Coverholder FP&A staff under the TUPE (or equivalent) procedure and bring annual planning in-house.

4.2.3	Resources responsible for implementing the contingency plan

The Underwriter CFO is responsible for the contingency plan, with involvement of CUO as required.

4.2.4	Critical data to be handed over to the Underwriter

All commercially sensitive actuarial data, including:

●	Premium and claims experience data (gross and RI)

●	Aggregation data

●	Standard Formula data

●	BSCR data

All planning artefacts in use, such as:

●	Templates

●	Models

●	Forecasting tools.

4.2.5	Alternative systems

Anaplan is a readily available vendor package; in the event of an exit, the Underwriter will be able to implement its own instance of Anaplan in the medium-term, modelled on the same configuration that is used by the Underwriter. Spreadsheet-based business planning would be a suitable alternative in the short-term if necessary.

4.2.6	Alternative third-party support

FP&A roles are a commodity high-skill role; roles may be replaced with FTCs or FTEs with a readily available skillset.

4.3	Technical payments processing

4.3.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake an assessment of the future target operating model of the function. With sufficient time before the service end date, the Underwriter will exercise its right to hire existing Coverholder staff under the TUPE (or equivalent) procedure. If the resource level from staff transferred under TUPE is insufficient, the Underwriter will conduct recruitment activities for FTEs and FTCs, such that the function is fully staffed prior to the end date and no break in activity occurs. The Coverholder will provide reasonable exit assistance to the Underwriter, including facilitation of the transfer of employees, and provision of all data and reporting to facilitate the exit.

4.3.2	Stressed exit contingency plan principles

The Underwriter will bring the technical payments processing activity in-house, to be undertaken by the Underwriter’s Treasury function. The Underwriter may exercise its right to hire Coverholder staff to support delivery of the service under the TUPE (or equivalent) regulation.

4.3.3	Resources responsible for implementing the contingency plan

The Underwriter CFO, supported by the CIO and Head of Treasury, is responsible for the contingency plan.

4.3.4	Critical data to be handed over to the Underwriter

Access to outstanding technical payments processing backlog/mailbox

4.3.5	Alternative systems

n/a - Underwriter has dedicated treasury system.

4.3.6	Alternative third-party support

Technical payments processing roles are moderately skilled; roles may be replaced by an outsourced Coverholder, FTCs, or FTEs with a readily available skillset.

4.4	Short-term cashflow forecasting

4.4.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake an assessment of the future target operating model of the function. With sufficient time before the service end date, the Underwriter will exercise its right to hire existing Coverholder staff under the TUPE (or equivalent) procedure. If the resource level from staff transferred under TUPE is insufficient, the Underwriter will conduct recruitment activities for FTEs and FTCs, such that the function is fully staffed prior to the end date and no break in activity occurs. The Coverholder will provide reasonable exit assistance to the Underwriter, including facilitation of the transfer of employees, and provision of all data and reporting to facilitate the exit.

4.4.2	Stressed exit contingency plan principles

The Underwriter will bring the short-term cashflow forecasting activity in-house, to be undertaken by the Underwriter’s Treasury function. The Underwriter may exercise its right to hire Coverholder staff to support delivery of the service under the TUPE (or equivalent) regulation.

4.4.3	Resources responsible for implementing the contingency plan

The Underwriter CFO, supported by the CIO and Head of Treasury, is responsible for the contingency plan.

4.4.4	Critical data to be handed over to the Underwriter

Access to long-term cash forecast, most recent short-term cash flow forecast, and written premium information.

4.4.5	Alternative systems

The Underwriter’s treasury system, GTreasury, offers a cash flow forecasting module that may be implemented in the short-term. Spreadsheet-based cash-flow forecasting would be a suitable alternative in the short-term if necessary.

4.4.6	Alternative third-party support

Treasury roles are a commodity high-skill role; roles may be replaced with FTCs or FTEs with a readily available skillset.

5.	Outwards RI

5.1	Outwards RI collateral management

5.1.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake an assessment of the future target operating model of the function. With sufficient time before the service end date, the Underwriter will exercise its right to hire existing Coverholder staff under the TUPE (or equivalent) procedure. If the resource level from staff transferred under TUPE is insufficient, the Underwriter will conduct recruitment activities for FTEs and FTCs, such that the function is fully staffed prior to the end date and no break in activity occurs. The Coverholder will provide reasonable exit assistance to the Underwriter, including facilitation of the transfer of employees, and provision of all data and reporting to facilitate the exit.

5.1.2	Stressed exit contingency plan principles

The Underwriter will bring the RI collateral management activity in-house, to be undertaken by the Underwriter’s Treasury function. The Underwriter may exercise its right to hire Coverholder staff to support delivery of the service under the TUPE (or equivalent) regulation.

5.1.3	Resources responsible for implementing the contingency plan

The Underwriter CFO, supported by the CIO and Head of Treasury, is responsible for the contingency plan.

5.1.4	Critical data to be handed over to the Underwriter

n/a - Critical data is stored in Underwriter’s system.

5.1.5	Alternative systems

n/a - Underwriter has dedicated ORI system.

5.1.6	Alternative third-party support

Collateral management roles are a commodity high-skill role; roles may be replaced with FTCs or FTEs with a readily available skillset.

6.	Technical Services

6.1	Premium management and binding operations

6.1.1	Non-stressed exit principles

The Underwriter will, prior to the service end date, undertake an assessment of the future target operating model for the function, and determine whether to bring Premium Management and Binding Operations in-house or outsource to an alternative provider (another MGU or third-party processor) such that there is no break in processing activity. If the function is brought in-house, the Underwriter will exercise its right to hire existing Coverholder staff under the TUPE (or equivalent) procedure in the first instance. The Coverholder will provide reasonable exit assistance to the Underwriter. This includes facilitating access to the Prequel platform (if not exited as part of service termination) and provision of all data and reporting required to facilitate the exit.

6.1.2	Stressed exit contingency plan principles

The Underwriter may either:

●	Bring in-house the existing operations by exercising the Underwriter’s step-in rights with respect to the sub-outsourcing arrangement and right to hire the Coverholder’s staff

●	Engage an alternative outsourcing provider.

6.1.3	Resources responsible for implementing the contingency plan

The COO is responsible for the contingency plan.

6.1.4	Critical data to be handed over to the Underwriter

Access to outstanding processing Technical Services backlog/mailbox.

6.1.5	Alternative systems

In the event a non-stressed exit requires the Underwriter to move off the Prequel platform, alternative vendor package policy administration/underwriting systems are available and could be procured in the medium-term.

6.1.6	Alternative third-party support

Technical services roles are moderately skilled data processing roles; roles may be replaced by an outsourced Coverholder, FTCs, or FTEs with a readily available skillset.

Schedule 5

Business Continuity Plan

1.	Underwriting

1.1	Product Strategy and Development

1.1.1	Tolerance Levels

As this service relates to the provision of advice that is strategic in nature and non-time sensitive, there is significant tolerance to disruptions or delays (up to 1 month). Non-performance of the service would result in the strategic stagnation of the Underwriter’s offerings in the market over the longer term.

1.1.2	System Outages

In the event of unavailability of systems, e.g. Prequel, the Coverholder will temporarily cease activities insofar as data is required. If system outages persist and outputs from the service are required, activities may be performed from the most recent backup of data, or previous year product strategy documents can be used, whichever is deemed to provide a more accurate view by the Underwriter.

1.1.3	Staffing Shortages

If the service is unable to be performed due to shortage of underwriting staff (e.g. caused by staff attrition), the Coverholder will use the previous year’s underwriting product strategy documents until current year documentation can be produced. The Coverholder will make commercially reasonable efforts to recruit additional underwriting staff to perform the service if shortages persist for longer than one month.

1.2	Policy origination, placement, and post-bind administration

1.2.1	Tolerance Levels

As this service relates to the front-office origination of new business, there is minimal tolerance to disruptions or delays (up to 24 hours). Non-performance of the service would result in the Coverholder being placed into involuntary run-off and revenue being foregone.

1.2.2	System Outages

In the event of unavailability of systems, e.g. Prequel, the Coverholder will continue to underwrite business insofar as is possible without system support, using templates maintained in EUC solutions. The Coverholder will enter data maintained off-system during the outage into the relevant system within one month of the service being restored.

1.2.3	Staffing Shortages

If the service is unable to be performed due to shortage of underwriting staff caused by staff attrition that persists longer than one month, the Coverholder will make commercially reasonable efforts to recruit additional underwriting staff to perform the service.

1.3	Delegated Authorities management

1.3.1	Tolerance Levels

As this service relates to ongoing processing activities, there is moderate tolerance to disruptions or delays (up to one week). Non-performance of the service would result in a backlog of processing activity accumulating.

1.3.2	System Outages

In the event of unavailability of systems, e.g. the DUA tool, the Coverholder will temporarily cease activities insofar as access to these systems required. The Coverholder will continue to operate other aspects of the service on a best-efforts basis, using EUC solutions. The Coverholder will enter the data maintained off-system during the outage into the relevant system within one month of the system outage event occurring.

1.3.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one week. If the disruption persists beyond one week, the Coverholder will:

●	Redeploy staff from elsewhere within the Coverholder organisation to undertake processing activities

●	Begin recruitment for FTCs

●	Approach a third-party outsource firm

The Coverholder will eliminate any backlog developing as a result of staffing shortages within one month of the staffing shortage event occurring

2.	Claims

2.1	Claims Management, Strategy & Adjustment

2.1.1	Tolerance Levels

As this service relates to the adjustment of claims, considering the profile of the Underwriter and Coverholder’s joint policyholders, the service has moderate tolerance to disruptions or delays (up to one week). Non-performance of the service over the short term may result in policyholder complaints, and over the longer term expose the Underwriter to reputational damage, regulatory and legal risks.

2.1.2	System Outages

In the event of unavailability of systems, e.g. Prequel, DXC Xchanging (ECF2), Charles Taylor (TRAX), the Coverholder will continue to service claims by utilising each system’s disaster recovery solution wherever possible. If this is not a viable option, the service will continue without system support and manually record the key information. The Coverholder will enter the data maintained off-system during the outage into the relevant system within one month of the service being restored.

2.1.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Coverholder will make commercially reasonable efforts to return the service to normal service levels within one week. If the disruption persists beyond one week, the Coverholder will:

●	Approach the third-party claims processor (ProGlobal) to request additional staff

●	Begin recruitment for FTCs

●	Redeploy staff elsewhere within the Coverholder organisation who have been suitably trained to work on claims activities

3.	Finance

3.1	Credit control

3.1.1	Tolerance Levels

As the service relates to the management of client account balances and cash, the service has moderate tolerance to disruptions or delays (up to one week). Non-performance of the service over the short term will extend the timelines for collection of cash and matching to client accounts, resulting in inaccurate records. Service interruptions may also elevate risks of CASS breaches.

3.1.2	System Outages

In the event of unavailability of systems, e.g. Prequel, Oracle, the Coverholder will continue to match cash balances using templates maintained in EUC solutions and bank records. The Coverholder will enter the data maintained off-system during the outage into the relevant system within one month of the service being restored.

3.1.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one week. If the disruption persists beyond one week, the Coverholder will:

●	Redeploy staff from elsewhere within the Coverholder organisation, primarily Finance services, to work on credit control activities

●	Begin recruitment for FTCs

●	Approach a third-party accounting consulting firm

3.2	Annual plan preparation

3.2.1	Tolerance Levels

As this service relates to an annual process that is iterative in nature and non-time sensitive, there is significant tolerance to disruptions or delays (up to 3 months). Non-performance of the service would result in the business falling back on the most recent annual plan

3.2.2	System Outages

In the event of unavailability of systems, e.g. Oracle, Anaplan, the Coverholder will temporarily cease activities insofar as data from these systems is required. The Coverholder will continue to operate other aspects of the annual planning process on a best-efforts basis. If system outages persist and outputs from the service are required, the Underwriter may instruct the Coverholder to either:

●	Prepare an annual plan using Excel

●	Operate using the prior-year’s annual plan, adjusted for known events

●	Prepare an updated plan on the basis of the most recently available back-up data, adjusted for known events

3.2.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one month. If the disruption persists beyond month week, the Coverholder will:

●	Redeploy staff from elsewhere within the Coverholder organisation, primarily Finance services, to work on planning activities

●	Begin recruitment for FTCs

●	Approach a third-party accounting or consultancy outsource firm

3.3	Technical payments processing

3.3.1	Tolerance Levels

As this service relates to ongoing accounting processes, there is moderate tolerance to disruptions or delays (up to one week) for BAU payments, however there is minimal tolerance for critical payments (up to 24 hours, as defined by the Underwriter). Non-performance of the service would result in a backlog of processing activity accumulating for BAU payments, and potential breach of contractual obligations for critical payments.

3.3.2	System Outages

In the event of unavailability of systems, e.g. Oracle, GTreasury, the Coverholder will temporarily cease BAU payment activities insofar as data from these systems is required. The Coverholder will continue to operate critical payments manually via a working paper process, which the Coverholder will pay directly from online banking systems. If system outages persist beyond one week, the Coverholder will make commercially reasonable efforts to resume processing via a working paper process. The Coverholder will subsequently enter transactions processed manually during the down-time into the system once service is restored, within one week of the system outage event occurring.

3.3.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one week and will prioritise payments designated as critical. If the disruption persists beyond one week, the Coverholder will:

●	Redeploy staff from elsewhere within the Coverholder organisation, primarily Finance services, to work on reporting activities

●	Begin recruitment for FTCs

●	Approach a third-party accounting outsource firm

The Coverholder will eliminate any backlog developing as a result of staffing shortages within one month of the staffing shortage event occurring.

3.4	Short-term cashflow forecasting

3.4.1	Tolerance Levels

As this service relates to ongoing accounting processes, there is moderate tolerance to disruptions or delays (up to one week). Non-performance of the service would result in poor visibility of sources and uses of cash, requiring the Underwriter to hold higher cash balances, or longer payment times in order to obtain sufficient cash to make payments as arising.

3.4.2	System Outages

In the event of unavailability of systems, e.g. Oracle, Anaplan, Prequel, the Coverholder will use best efforts and alternative data sources (such as back-ups or an alternative system than is typically used) to produce a cash flow forecast using a working paper process occurring.

3.4.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one week. If the disruption persists beyond one week, the Coverholder will:

●	Redeploy staff from elsewhere within the Coverholder organisation, primarily Finance services, to work on reporting activities

●	Begin recruitment for FTCs

●	Approach a third-party accounting outsource firm

4.	Outwards RI

4.1	Outwards RI collateral management

4.1.1	Tolerance Levels

As this service relates to ongoing collateral management processes, there is minimal tolerance to disruptions or delays (up to 24 hours). Non-performance of the service may result in improper collateral management, resulting in the Underwriter breaching its’ obligations under the policies it has written.

4.1.2	System Outages

In the event of unavailability of systems, e.g. Oracle, Anaplan, Prequel, the Coverholder will use best efforts and alternative data sources (such as back-ups or an alternative system than is typically used) to produce collateral management reporting using a working paper process. The Coverholder will enter the data maintained off-system during the outage into the relevant system within one week of the system outage event occurring.

4.1.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within 24 hours. If the disruption persists beyond 24 hours, the Coverholder will redeploy staff from elsewhere within the Coverholder organisation or recruit FTCs with immediate availability.

5.	Technical Services

5.1	Premium management and binding operations

5.1.1	Tolerance Levels

As this service relates to ongoing collateral management processes, there is minimal tolerance to disruptions or delays (up to 24 hours). Non-performance of the service may result in improper collateral management, resulting in the Underwriter breaching its’ obligations under the policies it has written.

5.1.2	System Outages

In the event of unavailability of systems, e.g. Oracle, Anaplan, Prequel, the Coverholder will use best efforts and alternative data sources (such as back-ups or an alternative system than is typically used) to produce collateral management reporting using a working paper process. The Coverholder will enter the data maintained off-system during the outage into the relevant system within one week of the system outage event occurring.

5.1.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within 24 hours. If the disruption persists beyond 24 hours, the Coverholder will redeploy staff from elsewhere within the Coverholder organisation or recruit appropriately trained FTCs with immediate availability.

6.	Outwards RI, Actuarial, Exposure Management

6.1	Outwards RI placement, analysis, administration, and reporting

6.1.1	Tolerance Levels

As the service relates to the management of client account balances and cash, the service has moderate tolerance to disruptions or delays (up to one week). Non-performance of the service over the short term will extend the timelines for collection of cash and matching to client accounts, resulting in inaccurate records.

6.1.2	System Outages

In the event of unavailability of systems, e.g. Prequel, Oracle, the Coverholder will continue to match cash balances using templates maintained in EUC solutions and bank records. The Coverholder will enter the data maintained off-system during the outage into the relevant system within one month of the service being restored.

6.1.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one week. If the disruption persists beyond one week, the Coverholder will:

●	Redeploy staff from elsewhere within the Coverholder organisation, primarily Finance services, to work on credit control activities

●	Begin recruitment for FTCs

●	Approach a third-party accounting outsource consultancy firm

6.2	Pricing framework and actuarial reporting

6.2.1	Tolerance Levels

(a)	Pricing

Pricing activities relate to relates to the front-office origination of new business, there is minimal tolerance to disruptions or delays (up to 24 hours). Non-performance of the service would result in the Coverholder being placed into involuntary run-off and revenue being foregone.

(b)	Capital management and reserving

Capital management and reserving activities relate to a reporting process that operates quarterly, there is moderate tolerance to disruptions or delays (up to one week). Non-performance of the service would result in the Underwriter unable to complete these activities, which would result in a breach of external reporting obligations.

6.2.2	System Outages

(a)	Pricing

In the event of unavailability of systems, e.g. FireAnt, the Coverholder will continue to underwrite business insofar as is possible without system support using manual processes.

(b)	Capital management and reserving

In the event of unavailability of systems, e.g. FireAnt, Tyche, the Coverholder will temporarily cease activities insofar as data from these systems is required. The Coverholder will continue to operate other aspects of these processes on a best-efforts basis, using EUC solutions. If system outages persist and outputs from the service are expected to be required before the service is restored (e.g. past quarter close), the Coverholder will produce the required actuarial information at the most recently available reporting date, and begin work to meet the existing deadline as soon as practical. The Underwriter will then perform an assumption-based roll-forward exercise to the reporting date.

6.2.3	Staffing Shortages

(a)	Pricing

If the service is unable to be performed due to shortage of actuarial staff that persists longer than two working weeks and is not transitory, the Coverholder will make commercially reasonable efforts to recruit additional actuarial staff with appropriate skills, experience, and qualifications to perform the service or approach a suitably qualified professional services firm where significant lead time is expected to hire FTEs.

(b)	Capital management and reserving

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one week. If the disruption persists beyond one week, the Coverholder will:

●	Redeploy staff with appropriate skills, experience and qualifications from elsewhere within the Coverholder organisation,

●	Begin recruitment for FTCs

●	Approach a third-party firm with requisite experience to perform the role

6.3	Risk aggregation and catastrophe management

6.3.1	Tolerance Levels

As this service relates to a reporting process that operates quarterly, there is moderate tolerance to disruptions or delays (up to one week). Non-performance of the service would result in the Underwriter being unable to meet external reporting obligations.

6.3.2	System Outages

In the event of unavailability of systems, e.g. FireAnt, the Coverholder will temporarily cease activities insofar as data from these systems is required. The Coverholder will continue to operate other aspects of the management reporting process on a best-efforts basis, using EUC solutions. If system outages persist and outputs from the service are required (e.g. past quarter close), the Coverholder will make commercially reasonable efforts to produce required information, using the most recent backed-up data rolled forward to the reporting date.

6.3.3	Staffing Shortages

If the service is disrupted due to a shortage of staff, the Underwriter will make commercially reasonable efforts to return the service to normal service levels within one week. If the disruption persists beyond one week, the Coverholder will:

●	Redeploy staff with appropriate skills, experience and qualifications from elsewhere within the Coverholder organisation to work on reporting activities

●	Begin recruitment for FTCs

●	Approach a third-party firm with requisite experience to perform the role

The Coverholder will make reasonable efforts to minimise key person dependency, in particular with respect to FireAnt, by cross-training staff in the operation of the system’s key functions.